Exhibit 5.2

February 26, 2021

Essent Group Ltd.

Clarendon House

2 Church Street

Hamilton HM 11, Bermuda

Re:	Essent Group Ltd.
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as U.S. counsel for Essent Group Ltd., a Bermuda company (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-3, dated February 26, 2021 (the “Registration Statement”) to which this opinion letter is filed as an exhibit, with respect to the registration of securities of the Company consisting of: the Company’s debt securities (collectively, the “Debt Securities”); the Company’s Common Shares, par value $0.015 per share (the “Common Shares”); the Company’s preference shares (the “Preference Shares”); depositary shares representing fractional interests in the Preference Shares (the “Depositary Shares”); warrants to purchase Common Shares, Preference Shares, or Depositary Shares (collectively, the “Equity Warrants”) and warrants to purchase Debt Securities (the “Debt Warrants,” and together with the Equity Warrants, the “Warrants”); and units consisting of one or more of Debt Securities, Common Shares, Preference Shares, Depositary Shares, or Warrants, or any combination of these securities (“Units”). The Debt Securities, Common Shares, Preference Shares, Depositary Shares, Warrants, and Units are herein referred to collectively as the “Securities.” The Securities may be issued and sold from time to time after the Registration Statement becomes effective. The terms used herein, unless otherwise defined, have the meanings assigned to them in the Registration Statement.

The Debt Securities may be issued by the Company under a senior debt indenture between the Company, as Issuer, and the trustee under such indenture (the “Senior Indenture”). Certain terms of the Debt Securities will be established by or pursuant to resolutions of the Board of Directors of the Company as part of the corporate action taken and to be taken relating to the issuance of the Debt Securities.

The Warrants may be issued pursuant to the terms of one or more warrant agreements (the “Warrant Agreements”) to be entered into prior to the issuance of the Warrants, with certain terms of the Warrants to be established by or pursuant to resolutions of the Board of Directors of the Company as part of the corporate action taken and to be taken relating to the issuance of the Warrants.

The Depositary Shares and receipts evidencing such Depositary Shares (the “Receipts”) may be issued pursuant to the terms of a deposit agreement (the “Deposit Agreement”) to be entered into prior to the issuance of the Depositary Shares, with certain terms to be established by or pursuant to resolutions of the Board of Directors of the Company as part of the corporate action taken and to be taken relating to the issuance of the Depositary Shares and the Receipts.

The Units may be issued by the Company pursuant to the terms of one or more unit agreements to be entered into prior to the issuance of the Units among the Company, a bank or trust company, as unit agent, and the holders from time to time of the Units (each such Unit agreement, a “Unit Agreement”) with certain terms of the Securities to be established by or pursuant to resolutions of the Board of Directors of the Company as part of the corporate action taken and to be taken relating to the issuance of such Securities.

Essent Group Ltd.

February 26, 2021

In rendering the opinions expressed herein, we have examined and are familiar with (i) the Registration Statement to which this opinion letter will be filed as an exhibit, and (ii) the form of Senior Indenture attached as an exhibit to the Registration Statement.

We have also examined such other agreements, instruments, certificates, documents and records and have made such further investigations as we have deemed necessary or appropriate for the purposes of this opinion letter. In such examination, we have assumed, without inquiry, the genuineness of all signatures on the Registration Statement and all other documents submitted to us, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified copies or photocopies. As to any facts material to our opinions, we have, when relevant facts were not independently established, relied upon the aforesaid agreements, instruments, certificates, documents and records and upon statements and certificates of officers and representatives of the Company and public officials.

Based upon and subject to the foregoing and the assumptions, qualifications and exceptions expressed below, and having regard for legal considerations we deem relevant, we are of the opinion that:

1.        Assuming (A) the due authorization, execution and delivery by the parties thereto of the Senior Indenture and any supplemental indenture to be entered into in connection with the issuance of any Debt Securities; (B) the terms of such Debt Securities and their issuance and sale have been duly established in conformity with the Senior Indenture and any supplemental indenture relating to such Debt Securities; (C) the qualification of the Senior Indenture under the Trust Indenture Act of 1939, as amended; (D) the compliance with the “blue sky” laws of certain states; and (E) such Debt Securities have been duly executed and authenticated in accordance with the Senior Indenture and any applicable supplemental indenture relating to such Debt Securities and duly issued and delivered by the Company in the manner contemplated under the Senior Indenture and any applicable supplemental indenture relating to such Debt Securities and in the Registration Statement and any prospectus supplement relating thereto and the applicable underwriting or other agreement against payment therefor, insofar as the laws of the State of New York are applicable thereto, such Debt Securities will constitute valid and binding obligations of the Company, enforceable in accordance with their terms.

2. Assuming (A) the due authorization by the Company of Depositary Shares; (B) the due authorization, execution and delivery by the parties thereto of a Deposit Agreement relating to Depositary Shares and of the depositary receipts evidencing rights in the Depositary Shares; (C) the compliance with the “blue sky” laws of certain states; (D) any Preference Shares relating to such Depositary Shares will be duly authorized and validly issued; (E) such Depositary Shares have been sold and delivered at the price and in accordance with the terms set forth in the Registration Statement, any prospectus supplements relating thereto, the Deposit Agreement and the applicable underwriting or other agreement; and (F) that the Preference Shares relating to such Depositary Shares have been duly executed and issued, insofar as the laws of the State of New York are applicable thereto, the Depositary Shares will entitle the holders thereof to the rights specified in the Deposit Agreement and the depositary rights evidencing rights therein.

3.        Assuming (A) the due authorization, execution and delivery by the parties thereto of the Warrant Agreement; (B) the compliance with the “blue sky” laws of certain states; (C) the specific terms of the Warrants have been duly authorized and established in accordance with the Warrant Agreement; and (D) such Warrants have been duly authorized, executed, issued and delivered in accordance with the Warrant Agreement and the applicable underwriting or other agreement against payment therefor, insofar as the laws of the State of New York are applicable thereto, such Warrants will constitute valid and binding obligations of the Company enforceable in accordance with their terms.

Essent Group Ltd.

February 26, 2021

4.        Assuming (A) the due authorization, execution and delivery by the parties thereto of the applicable Unit Agreement, (B) the terms of the Units and their issuance and sale have been duly established in conformity with the Unit Agreement, (C) the Units have been duly authorized, executed, issued and delivered in accordance with the Unit Agreement and in the manner contemplated by the Registration Statement and any prospectus supplement relating thereto and the applicable underwriting or other agreement against payment therefor; and (D) the compliance with the “blue sky” laws of certain states, insofar as the laws of the State of New York are applicable thereto, such Units will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any Security, (i) the Company shall have duly expressed the terms of such Security and duly authorized the issuance and sale of such Security and such authorization shall not have been modified or rescinded, (ii) the Registration Statement shall have become effective and such effectiveness shall not have been terminated or rescinded, (iii) the Senior Indenture and the Debt Securities, the Deposit Agreement, the Warrant Agreement and the Unit Agreement, as the case may be, are each valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company) and (iv) there shall not have occurred any change in law affecting the validity or enforceability of any such Security. We have also assumed that none of the terms of any Security to be established subsequent to the date hereof, nor the issuance and delivery of such Security, nor the compliance by the Company with the terms of such Security will violate any applicable law or public policy or will result in a violation of any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company.

The opinions expressed herein are subject to the following assumptions, qualifications and exceptions:

(i)	We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the Federal laws of the United States of America. Insofar as the opinions expressed herein relate to or depend upon matters governed by Bermuda law, we have relied upon the opinions of Conyers Dill & Pearman Limited, dated the date hereof, which is being filed as exhibit 5.1 to the Registration Statement.

(ii)	Enforcement of any contract or agreement or of any security or other instrument issued thereunder may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws affecting the rights of creditors generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law), including principles of commercial reasonableness or conscionability and an implied covenant of good faith and fair dealing, which principles of equity are of general application, and, when applied by a court, might cause such court to, among other things, (A) not allow a creditor to accelerate the maturity of a debt or terminate a forbearance period relating to a debt, or to realize upon any security for the payment of such debt, upon the occurrence of a default deemed immaterial or (B) include a requirement that a creditor or other holder act with reasonableness and good faith.

(iii)	Certain of the remedial provisions, including waivers, with respect to the exercise of remedies contained in any contract or agreement or security or instrument referenced above are or may be unenforceable in whole or in part, but the inclusion of such provisions does not affect the validity of any such contract or agreement, taken as a whole.

Essent Group Ltd.

February 26, 2021

(iv)	Insofar as any contract or agreement or security or instrument referenced above provides for indemnification or contribution or waivers of rights or defenses, enforcement thereof may be limited by public policy considerations or other applicable law.

(v)	We express no opinion as to provisions of any contract or agreement or security or instrument insofar as such provisions relate to: (1) the subject matter jurisdiction of the courts specified therein, if any, to adjudicate any controversy related to such contract or agreement, (2) any waiver of jury trial contained therein, (3) any right of set-off or provision for liquidated damages, (4) any limitations on the effectiveness of oral amendments, modifications, consents and waivers, and (5) any waiver of objection to venue set forth therein with respect to proceedings in the courts specified therein.

The opinions expressed herein are given as of the date hereof, and we assume no obligation to update (including with respect to any action which may be required in the future to perfect or continue the perfection of any security interest) or supplement such opinions or views to reflect any fact or circumstance that may hereafter come to our attention or any change in law that may hereafter occur or hereinafter become effective. Upon finalization of the terms of any contract or agreement or security or instrument referenced above which was not been executed as of the date hereof, additional assumptions, qualifications and exceptions may be applicable in any future opinion addressing such contract or agreement or security or instrument.

We consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP

WILLKIE FARR & GALLAGHER LLP